Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AXONICS MODULATION TECHNOLOGIES, INC.
a Delaware corporation

Axonics Modulation Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), certifies that:

1.This Certificate of Amendment of its Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 242(b)(1) of the General Corporation Law of the State of Delaware, which provides that no meeting or vote of the stockholders shall be required to adopt an amendment to the certificate of incorporation that only effects changes of a corporation’s name.

2.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to reflect a change in the name of the Corporation by amending and restating ARTICLE 1 in its entirety as follows:

ARTICLE 1

The name of this corporation (the “Corporation”) is as follows:

Axonics, Inc.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed this 25th day of March, 2021.

By:	/s/ Raymond W. Cohen
	Name:	Raymond W. Cohen
	Title:	Chief Executive Officer